STRATEGIC REALTY TRUST

Shareholder Newsletter August 2019

SRTREIT.COM

Strategic Realty Trust is a non-traded real estate investment trust, focused on building a portfolio of high quality urban and street retail properties in major west coast markets



3032 Wilshire
Santa Monica, CA

Overview and Update

We continue to implement the Company's strategic plan to build a core portfolio of high-quality west coast urban retail properties. At this point we have only two legacy assets left. Topaz Marketplace in Hesperia, CA is 100% leased and has been listed for sale. The other, The Shops at Turkey Creek remains 61% leased due to the business failure of one tenant. When we lease the remaining vacancy, we plan to sell this property also.



3032 Wilshire
Santa Monica, CA



We began the renovation of 3032 Wilshire in Santa Monica, CA. The original building will be fully renovated and expanded from 10,000 square feet to 11,500 square feet and includes 68 parking spaces in the rear lot. We are in discussion with a few tenants for additional leases and we were at 48% pre-leased as we began construction. We expect the core construction to be completed around year end and then move into tenant improvements.

The Company is in the market to refinance its line of credit with KeyBanc which matures early next year as KeyBanc has indicated that they will not be renewing the line as it no longer meets their business objectives. The current line of credit agreement has covenants which in some circumstances could restrict certain payments by the Company such as distributions. In the upcoming quarters this covenant may limit the amount we can pay out in distributions. Given the upcoming refinance of the line the Company's Board may decide to conserve cash pending the outcome of a refinance of the Company's bank line. In August the Board approved additional capital to Company's redemption programs beyond the current allocations for Death ($250,000) and Disability ($150,000) to continue those programs.

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STRATEGIC REALTY TRUST

Important Dates
Most Recent 10Q Filing 8/9/2019
Next 10Q Filing Deadline 11/14/2019
Next Shareholder Newsletter 11/15/2019

Last Distribution Payment 7/31/2019
Next Distribution Payment 10/31/2019

New Share Valuation

The Board of Directors has set a Net Asset Value ("NAV") of $ 5.86 per share as of July 1, 2019, based on a third-party valuation report from Robert A. Stanger and Co., a national valuation firm. This represents a reduction of 18¢ or 2.98% from last year's NAV of $6.04. Adding our distributions over that time period of 24¢ per share to share value NAV charge would suggest a "total return" of 1.0%

Performance versus the traded REIT market

As a point of reference, publicly traded shopping REIT's produced a 12-month total return of negative 1.1% including dividends. Malls REITS were negative 39.2% total return including dividends. All traded REITS in general had a 12-month total return (including dividends) of 5.7% (1).

What caused the change?

The primary reason for the change was the difference between last year's valuation of two legacy shopping centers and the final sales proceeds realized upon the disposition of those centers after the valuation was completed. Florissant Marketplace in Florissant, MO net proceeds (including cost of sale) were approximately $1,800,000 (16¢ per share) less than the prior NAV valuation and Ensenada Square in Arlington, TX had net proceeds (including cost of sale) of $450,000 (4¢ per share) less for a total of $2,250,000 (20¢ per share). Other changes in the portfolio netted out to a $256,000 (2¢ per share) gain Florissant was a particularly difficult sale in that it was in contract multiple times and the first buyer elected not to go forward. The property was remarketed, and we were unable to achieve the same price from the eventual buyer.

(1) REIT returns based on data from KeyBanc Capital Markets dated 7-19-19


Schnucks

Florissant Marketplace Florissant, MO


Kroger
Fort Worth Community

Ensenada Square Arlington, TX

For more information please visit the Company's website at www.srtreit.com. The Company is advised by SRT Advisors, LLC an affiliate of Glenborough, LLC. Glenborough also acts as the Company's property manager. For more information please visit Glenborough's website at www.glenborough.com.

The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "hope", "hopeful", "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should" or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The Company can provide no assurances as to its ability to acquire properties that are consistent with its strategic plan, sell properties in its current portfolio, enter into new leases or modify existing leases, successfully manage the existing properties in its portfolio, successfully develop its redevelopment projects and execute potential strategic alternatives. These statements also depend on factors such as future economic, competitive and market conditions and other risks identified in Part I, Item IA of the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent periodic reports, as filed with the SEC. Actual events may differ materially from the anticipated events discussed above.

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